Exhibit 99.1

Tatonka Oil & Gas, Inc. Enters into $9 Million Project Financing with a Private Investor at Its Mowry Shale Prospect in the Powder River Basin

DENVER--(BUSINESS WIRE)--Tatonka Oil & Gas, Inc. ("Tatonka" or the "Company")(OTC: TTKA - News) today announced that it has entered into a participation agreement with a private investor to join with Tatonka and its partners American Oil and Gas Inc. (AEZ) and North Finn, LLC in the Mowry Shale Prospect existing exploration and development agreement (EDA) in the Powder River Basin. This area includes approximately 37,000 acres. This agreement with the investor provides that the investor shall pay approximately $339 thousand to Tatonka as an acquisition fee and $9 million to the Prospect operator, which represents Tatonka's 60% portion of the EDA to drill and complete the commitment wells. The Company recognizes at least 230 locations in the Mowry Shale Prospect on 160 acre spacing, targeting the Mowry Formation with both vertical and horizontal wells at depths ranging from 7,000 feet to 10,000 feet.

Tatonka has agreed to assign to the investor 50% of its interest in its leasehold interests in the Mowry project and 50% interest in its EDA with American Oil & Gas and North Finn, LLC. Until the well costs are paid out from net revenues ("payout"), the investor will receive 45% of net revenues and Tatonka will receive 15% of the net revenues. Following payout, Tatonka and the investor will each receive 30% of the net revenues. In addition, each party will be responsible for 30% of operating costs before and after payout. For any additional wells drilled on the EDA, Tatonka and the investor will participate equally at 30% each.

Dirck Tromp, Tatonka's President and Chief Executive Officer, commented, "We are excited to proceed with our July 2005 EDA with American Oil and Gas Inc. and North Finn LLC with the current addition of a financial partner. We believe that the Mowry Shale Prospect is an excellent opportunity for the Company."

About Tatonka Oil and Gas, Inc.

Based in Denver, Colorado, Tatonka Oil and Gas, Inc. is focused on the exploration and development of unconventional oil and gas resources in North America with a special emphasis on the Rocky Mountain Region.

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Tatonka Oil and Gas, Inc. and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the preliminary nature of well data, including permeability and gas content, and commercial viability of the wells; risk and uncertainties associated with exploration, development and production of oil and gas; drilling and production risks; our lack of operating history; limited and potentially inadequate cash resources; anticipated pipeline construction and transportation of gas; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; changes in laws or regulations affecting our operations, as well as other risks described in our Annual Report on Form 10- KSB, Quarterly Reports filed on Form 10-QSB, and subsequent filings with the Securities and Exchange Commission.

Contact:
Tatonka Oil and Gas, Inc.
James Hostetler, 303-476-4100
VP Corporate Finance
www.tatonkaong.com